Exhibit 99.02

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES FIRST

QUARTER NET INCOME OF $221.1 MILLION, UP 19%

First Quarter Net Income Per Diluted Share of $2.06, up 24%,

First Quarter Credit Enhancement Production(1) $233.5 million, up 17%

NEW YORK, April 26, 2006—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced first quarter 2006 net income of $221.1 million, or $2.06 per diluted share. This represents a 19% increase from first quarter 2005 net income of $185.5 million, and a 24% increase in net income per diluted share from $1.66 in the first quarter of 2005.

Net Income Per Diluted Share

Net income and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts exclude the net income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts (collectively “net security gains and losses”) and certain non-recurring and other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the first quarter 2006, net security gains and losses had the effect of increasing net income by $8.1 million, $0.08 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $12.0 million, or $0.11 per diluted share for the first quarter 2006. Table I, below, provides first quarter comparisons of earnings for 2006 and 2005.

Ambac First Quarter 2006 Earnings/2

Table I

	First Quarter
	2006	2005	% Change
Net income per diluted share	$2.06	$1.66	+24%

Effect of net security gains	$(0.08)	$(0.05)	n.a.

Non-recurring and other(a)	$0.00	$(0.01)	n.a.

Operating earnings(b)(c)	$1.98	$1.60	+24%
Effect of accelerated earnings	$(0.11)	$(0.17)	n.a.

Core earnings(c)	$1.87	$1.43	+31%

(a)	2005 first quarter results have been adjusted downward by $1.2 million for expenses related to Ambac’s contingent capital facility to be comparable with 2006 reporting.
(b)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.
(c)	Operating and core earnings are non-GAAP measures. See footnote 2 on page 10.

Commenting on the overall results, Ambac President and Chief Executive Officer, Robert J. Genader, noted, “This was another solid quarter for Ambac in a challenging business environment. The company’s scale, market diversification and capacity continue to be highly valued by our global clients. These important attributes enable us to participate across a broad spectrum of profitable transactions both domestic and international.” Mr. Genader further commented, “Although very large transactions were generally absent during the first quarter, several notable international deals have already closed in April.”

Revenues

Highlights

•	Credit enhancement production(1) in the first quarter of 2006 was $233.5 million, up 17% from the first quarter of 2005 which came in at $199.0 million. Growth in international and U.S. structured finance were partially offset by a decline in U.S. public finance.

Table II, below, provides the first quarter comparisons of credit enhancement production by market sector for 2006 and 2005.

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Ambac First Quarter 2006 Earnings/3

Table II

Credit Enhancement Production(1)

	First Quarter
$-millions	2006	2005	% Change
Public Finance	$99.2	$109.0	- 9%
Structured Finance	90.7	76.9	+18%
International	43.6	13.1	+233%

Total	$233.5	$199.0	+17%

•	In public finance, Ambac’s lower premium production was primarily driven by fewer transactions coming to market. Strong writings in the health care sector were offset by decreased writings in the transportation, tax backed, and municipal lease sectors. Overall municipal market issuance, as reported by third party sources, was 29% lower in the first quarter of 2006 than in the comparable prior period. Market data suggests that reduced refunding activity in the market caused the decrease. Insured market penetration was approximately 54%, lower than the first quarter of 2005 market penetration of approximately 60%. Spreads in U.S. public finance are generally steady and fairly attractive but pricing has been impacted by competition. U.S. structured finance production during the quarter was strong as increased writings in commercial asset-backed securitizations, auto securitizations, pooled debt obligations and mortgage-backed and home equity securitizations was partially offset by lower investor-owned utilities and student loan writings. Competition from the senior/subordinated market remains challenging and spreads remain tight across most asset classes of U.S. structured finance. Current quarter international production included attractive business in diverse geographic regions and asset classes including transportation, utilities, and future flow deals. The international segment production level tends to be dependent on the number of large transactions closed during the period. During the first quarter, no such deals closed.

•	Net premiums written in the first quarter of 2006 of $227.8 million were 11% lower than net premiums written of $255.7 million in the same period of 2005 primarily as a result of reinsurance cancellations, as discussed below under “Reinsurance Cancellations”. Gross premiums written in the first quarter of 2006 and 2005 were $219.0 million and $229.1 million, respectively. The decrease is primarily attributable to lower public finance business written during the quarter.

Ceded premiums written, typically a reduction to gross premiums written, amounted to additions of $8.8 million and $26.6 million in the first quarter of 2006 and 2005, respectively. Ceded premiums written in 2006 and 2005 include the impact of the collection of $37.0 million and $55.8 million, respectively, in return premiums from the cancellations of reinsurance contracts. Excluding the return premiums, ceded premiums in the first quarter of 2006 decreased by 3% to $28.2 million from $29.2 million in the first quarter of 2005. Ceded premiums (exclusive of return premiums) as a percentage of gross premiums written were 12.9% and 12.7% for the first quarter of 2006 and 2005, respectively.

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Ambac First Quarter 2006 Earnings/4

A breakdown of gross premiums written by market sector and ceded premiums for the first quarter of 2006 and 2005 are included below in Table III.

Table III

Premiums Written

	First Quarter
$-millions	2006	2005	% Change
Public Finance	$92.3	$107.2	-14%
Structured Finance	78.8	74.1	+6%
International	47.9	47.8	0%

Total Gross Premiums Written	219.0	229.1	-4%
Ceded Premiums Written	8.8	26.6	-67%

Net Premiums Written	$227.8	$255.7	-11%

•	Net premiums earned and other credit enhancement fees for the first quarter of 2006 were $208.4 million, which represented a 2% decrease from the $211.7 million earned in the first quarter of 2005. Increases in net premiums earned in U.S. public finance and U.S. structured finance were partially offset by decreased net premiums earned in international.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $25.0 million in the first quarter of 2006 (which had a net income per diluted share effect of $0.11), down 28% from $34.5 million ($0.17 per diluted share) in accelerated premiums in the first quarter of 2005. The majority of the accelerated premiums relate to the U.S. public finance segment. As long-term interest rates rise, the level of accelerated premiums from refundings should decline from prior years’ levels. Accelerated premiums in the first quarter of 2006 and 2005 include $7.7 million and $4.5 million, respectively, related to the impact of reinsurance cancellations, as discussed below under “Reinsurance Cancellations.”

A breakdown of net premiums earned and other credit enhancement fees by market sector for 2006 and 2005 are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac First Quarter 2006 Earnings/5

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

	First Quarter
$-millions	2006	2005	% Change
Public Finance	$55.9	$55.2	+1%
Structured Finance	77.0	68.6	+12%
International	50.5	53.4	-5%

Total Normal Premiums/Fees	$183.4	$177.2	+3%
Accelerated Premiums	25.0	34.5	-28%

Total	$208.4	$211.7	-2%

Public finance earned premiums, before accelerations, grew 1% quarter on quarter. Earned premium growth in this segment has been negatively impacted by the high level of refunding activity in Ambac’s public finance book. Earned premium growth in this segment has also been negatively impacted by the mix of issuance in 2005 and thus far in 2006, when the overwhelming majority of issuance has been concentrated in the more price-sensitive sectors such as general obligations and lease-backed transactions. Ambac’s focus historically has been in the high-return structured segments of the municipal market.

Structured finance earned premiums and other credit enhancement fees grew 12%. The rate of growth in structured finance has recently improved as the level of writings in asset classes such as commercial asset-backed securities and auto securitizations has increased. Additionally, writings in the traditional, shorter-termed pooled debt obligations have also improved. Premiums written on short-term asset classes are earned over the life of the transaction so increased writings in those asset classes can have an immediate impact on earned premium growth. Narrow credit spreads and competitive factors continue to hamper production in many of the sectors in U.S. structured finance, most notably in mortgage-backed and home equity securitizations.

International earned premiums and other credit enhancement fees decreased by 5%. The decline was driven primarily by significant calls over the past several quarters, a general slow-down in new business generation in this segment, and the recent business mix which has trended towards long-dated infrastructure transactions that earn premiums over a longer period of time than typical structured finance exposures.

•	Net investment income for the first quarter of 2006 was $114.0 million, representing an increase of 12% from $102.0 million in the comparable period of 2005. Net investment income excluding net investment income from Variable Interest Entities (“VIEs”) for the first quarter of 2006 was $101.8 million, representing an increase of 12% from $90.7 million in the first quarter of 2005. This increase was due primarily to the growth in the investment portfolio driven by ongoing collection of financial guarantee premiums and fees and a $200 million capital contribution from the parent company in the fourth quarter of 2005. Net investment income was also modestly affected by increases in interest rates. Net investment income from VIEs for the first quarter of 2006 was $12.2 million, up from $11.3 million in the first quarter

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Ambac First Quarter 2006 Earnings/6

of 2005. Investment income from VIEs results from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46. Investment income from VIEs is offset by interest expense on VIEs, shown separately in the Consolidated Statements of Operations.

•	Other income for the first quarter of 2006 was $29.5 million, significantly higher than $2.4 million reported in the comparable period of 2005. During the first quarter of 2006, Ambac sold the remaining three aircraft from a previously reported defaulted enhanced equipment trust certificate transaction. The gain on the sale of the aircraft amounted to $25.0 million and is included in “other income” rather than as a loss recovery because the aircraft had been classified as operating assets for the short period of time in which the company took possession of them after the default.

•	Financial services. The financial services segment is comprised of the investment agreement business and derivative products business. The investment agreement business is managed with the goal of approximately matching the cash flows of the investment agreement liabilities with the cash flows of the related investment portfolio. The primary activities in the derivative products business are intermediation of interest rate and currency swap transactions and taking total return swap positions on certain fixed income obligations. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was $11.7 million in the first quarter of 2006, down 22% from $15.0 million in the first quarter of 2005. The decrease was driven by lower inception revenues on new business in the derivative products business, partially offset by spread improvement in the investment agreement business.

Reinsurance Cancellations

•	During the first quarter 2006 Ambac cancelled its remaining reinsurance contracts with two reinsurers – AXA Re Finance S.A. and American Re-Insurance Company and recaptured $3.9 billion of par outstanding. Both reinsurers had exited the financial guarantee reinsurance business in 2003. Included in ceded premiums in our Consolidated Statement of Operations is $37.0 million in returned premiums from the cancellations, of which approximately $29.3 million was deferred. The difference, $7.7 million, included in accelerated premiums, results from the difference between the negotiated amount of returned premiums and the associated unearned premium remaining on the previously ceded portion of the underlying guarantees. The net income impact of these cancellations, presented in Table I, above, as part of accelerated premiums, amounted to approximately $2.0 million, or $0.02 per diluted share.

During the first quarter 2005 Ambac cancelled a reinsurance contract with Radian Reinsurance Inc and recaptured approximately $7.5 billion of par outstanding. Included in ceded premiums in our Consolidated Statement of Operations is $55.8 million in returned premiums from the cancellation, of which approximately $51.3 million was deferred. The difference, $4.5 million, is included in accelerated premiums. The net income impact of this cancellation, presented in Table I, above, as part of accelerated premiums, amounted to approximately $1.8 million, or $0.02 per diluted share.

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Ambac First Quarter 2006 Earnings/7

Expenses

Highlights

•	Financial guarantee expenses of $50.6 million for the first quarter of 2006 decreased by 26% over the $68.5 million of expenses for the same quarter of 2005. Financial guarantee loss and loss expenses were $0.1 million in the first quarter of 2006 down from $23.5 million in the first quarter of 2005. The $0.1 million loss provision in the first quarter of 2006 is a result of an increase in case reserves amounting to $26.0 million during the quarter, offset by net positive migration in the active credit reserve amounting to $25.9 million during the period. See Loss Reserve Activity, below, for additional information on losses. Net underwriting and operating expenses of the financial guarantee segment totaled $37.9 million in the first quarter of 2006, up 13% from $33.4 in the first quarter of 2005 primarily due to increased compensation expense.

Interest expense on VIE notes amounting to $12.6 million and $11.6 million in the first quarter of 2006 and 2005, respectively, result from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46.

•	Financial services other expenses, which represent the operating expenses for the segment, amounted to $3.6 million for the first quarter of 2006, down 5% from $3.8 million in the comparable prior period primarily due to lower compensation expense.

Loss Reserve Activity

•	Case basis loss reserves (loss reserves for exposures that have defaulted) increased $18.2 million during the first quarter of 2006 from $103.1 million at December 31, 2005 to $121.3 million at March 31, 2006. The increase was primarily related to additional case reserves for a public finance infrastructure transaction and an MBS transaction, partially offset by $7.8 million in payments during the quarter.

•	Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on adversely classified insured transactions. Ambac continuously monitors its insured portfolio actively seeking to mitigate claims. The ACR decreased by $25.9 million during the quarter, primarily as a result of net improvements in the classified portfolio and a transfer of ACR reserves to case reserves for the MBS transaction noted above. At March 31, 2006, the specific Hurricane Katrina-related provision amounts to $91.1 million, down slightly from $91.5 million at December 31, 2005. Approximately $1.1 billion of Katrina-impacted credits remain in Ambac’s adversely classified credit portfolio. Ambac did not pay any Katrina-related claims during the quarter.

Other Items

•	Total net securities gains/(losses) for the first quarter of 2006 were $13.5 million, or $0.08 per diluted share; consisting of net realized gains on investment securities of $5.1 million, net mark-to-market gains on credit and total return derivatives of $7.2 million and net mark-to-market gains on non-trading derivative contracts of $1.2 million. For the first quarter of 2005,

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Ambac First Quarter 2006 Earnings/8

net securities gains/(losses) were $9.1 million, or $0.05 per diluted share; consisting of net realized gains on investment securities of $1.9 million, net mark-to-market gains on credit and total return derivatives of $6.0 million and net mark-to-market gains on non-trading derivative contracts of $1.2 million.

Balance Sheet

Highlights

•	Total assets as of March 31, 2006 were $19.74 billion, up 1% from total assets of $19.73 billion at December 31, 2005. The increase was driven by cash generated from operations during the period, partially offset by the decrease in unrealized gains in the investment portfolio driven by higher long-term interest rates and stock repurchases during the period amounting to approximately $30.0 million. As of March 31, 2006, stockholders’ equity was $5.47 billion, a 2% increase from year-end 2005 stockholders’ equity of $5.37 billion. The increase was primarily the result of net income during the period, offset by stock repurchases and lower “Accumulated Other Comprehensive Income” driven by higher long-term interest rates.

Annual Meeting of Stockholders

As previously announced, the Board of Directors set the 2006 Annual Meeting of Stockholders for Tuesday, May 2, 2006, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting was the close of business, March 6, 2006.

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Ambac First Quarter 2006 Earnings/9

Forward-Looking Statements

This release, in particular the President and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirement or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) inadequacy of reserves established for losses and loss adjustment expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac First Quarter 2006 Earnings/10

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 5.1% and 7% during the first quarter of 2006 and 2005, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

	First Quarter
$-millions	2006	2005
Credit enhancement production	$233	$199
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(136)	(94)

Gross up-front premiums written	$97	$105
Gross installment premiums written on insurance policies	122	124

Gross premiums written	$219	$229

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors. Operating earnings measures income from operations excluding the impact of investment portfolio realized gains and losses, mark-to-market gains and losses from certain non-operational derivative instruments and non-recurring items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months Ended March 31, 2006 and 2005

(Dollars in Thousands Except Share Data)

	Three Months Ended March 31,
	2006	2005
Revenues:
Financial Guarantee:
Gross premiums written	$219,007	$229,126
Ceded premiums written	8,757	26,627

Net premiums written	$227,764	$255,753

Net premiums earned	$194,180	$199,634
Other credit enhancement fees	14,188	12,067

Net premiums earned and other credit enhancement fees	208,368	211,701
Net investment income	113,955	102,008
Net realized investment (losses) gains	(379)	2,021
Net mark-to-market gains on credit derivative contracts	1,953	5,266
Other income	29,454	2,385
Financial Services:
Interest from investment and payment agreements	81,935	57,681
Derivative products	4,686	8,065
Net realized investment gains (losses)	5,503	(155)
Net mark-to-market gains on total return swap contracts	5,223	748
Net mark-to-market gains on non-trading derivatives	244	691
Corporate:
Net investment income	3,000	409
Net realized investment losses	—	—

Total revenues	453,942	390,820

Expenses:
Financial Guarantee:
Loss and loss expenses	127	23,472
Underwriting and operating expenses	37,896	33,403
Interest expense on variable interest entity notes	12,623	11,579
Financial Services:
Interest from investment and payment agreements	74,965	50,780
Other expenses	3,572	3,819
Interest	19,475	13,513
Corporate	3,643	2,282

Total expenses	152,301	138,848

Income before income taxes	301,641	251,972
Provision for income taxes	80,501	66,429

Net income	221,140	185,543

Net income per share	$2.08	$1.68

Net income per diluted share	$2.06	$1.66

Weighted average number of common shares outstanding:
Basic	106,438,758	110,191,422

Diluted	107,430,787	111,772,811

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2006 and December 31, 2005

(Dollars in Thousands Except Share Data)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $15,612,105 in 2006 and $14,781,028 in 2005)	$15,811,299	$15,124,016
Fixed income securities pledged as collateral, at fair value (amortized cost of $421,915 in 2006 and $378,480 in 2005)	412,659	371,160
Short-term investments, at cost (approximates fair value)	203,891	472,034
Other (cost of $13,561 in 2006 and $13,537 in 2005)	14,442	14,173

Total investments	16,442,291	15,981,383

Cash	26,497	28,295
Securities purchased under agreements to resell	306,000	419,000
Receivable for securities sold	23,295	2,161
Investment income due and accrued	150,362	178,779
Reinsurance recoverable on paid and unpaid losses	5,327	3,730
Prepaid reinsurance	281,835	303,383
Deferred acquisition costs	215,436	202,195
Loans	1,321,016	1,344,140
Derivative assets	862,674	1,102,649
Other assets	101,649	159,425

Total assets	$19,736,382	$19,725,140

Liabilities and Stockholders' Equity

Liabilities:
Unearned premiums	$2,966,959	$2,954,718
Loss and loss expense reserve	298,160	304,139
Ceded reinsurance balances payable	15,737	23,746
Obligations under investment and payment agreements	7,026,570	7,056,222
Obligations under investment repurchase agreements	173,800	196,568
Securities sold under agreement to repurchase	39,000	—
Deferred income taxes	206,659	257,987
Current income taxes	82,704	16,726
Long-term debt	2,282,187	2,233,582
Accrued interest payable	88,550	108,195
Derivative liabilities	699,974	935,440
Other liabilities	211,199	253,969
Payable for securities purchased	169,996	11,641

Total liabilities	14,261,495	14,352,933

Stockholders' equity:
Preferred stock	—	—
Common stock	1,092	1,092
Additional paid-in capital	739,664	723,680
Accumulated other comprehensive income	117,205	202,312
Retained earnings	4,864,748	4,692,701
Common stock held in treasury at cost	(247,822)	(247,578)

Total stockholders' equity	5,474,887	5,372,207

Total liabilities and stockholders' equity	$19,736,382	$19,725,140

Number of shares outstanding (net of treasury shares)	105,705,774	105,639,446

Book value per share	$51.79	$50.85

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

March 31, 2006 and December 31, 2005

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of March 31, 2006 and December 31, 2005, respectively, on the basis of accounting principles generally accepted in the United States of America.

	March 31, 2006	December 31, 2005
	(unaudited)
Unearned premiums	$2,978	$2,966
Long-term debt	1,090	1,042
Other liabilities	1,855	1,996

Total liabilities	5,923	6,004

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,463	1,453
Accumulated other comprehensive income	71	137
Retained earnings	4,690	4,499

Total stockholder’s equity	6,306	6,171

Total liabilities and stockholder’s equity	$12,229	$12,175